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EXHIBIT 99.1  Cautionary Statement Under Private Securities Litigation Reform
              Act of 1995 - "Safe Harbor" for Forward-Looking Disclosures


Certain forward-looking statements are included in this Form 10-K and may be made by spokespersons based on then-current expectations of management. All forward-looking statements made by us are subject to risks and uncertainties. One can identify forward-looking statements by the use of words such as "expects," "plans," "will," "estimates," "forecasts," "projects," "believes," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results, regulatory issues, status of product approvals, development programs, litigation, and investigations.

Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations and historical results.

     - Competitive factors, including generic competition as patents on key products expire; pricing pressures, both in the U.S. and abroad, primarily from managed care groups and government agencies; and new patented products or expanded indications for existing products introduced by competitors, which can lead to declining demand for our products

     - Governmental factors, including federal, state, and foreign laws and regulations that affect pharmaceutical pricing, such as Medicaid, Medicare, pharmaceutical importation laws, laws relating to generic pharmaceuticals, and other laws and regulations that could, directly or indirectly, impose governmental controls on the prices at which our products are sold or weaken the intellectual property protection that we rely upon for growth in our business

     - The difficulties and uncertainties inherent in new product development and introduction of new products. New product candidates that appear promising in development may fail to reach the market or may have only limited commercial success because of efficacy or safety concerns, inability to obtain necessary regulatory approvals, difficulty or excessive costs to manufacture, or infringement of the patents or intellectual property rights of others. In addition, it can be very difficult to predict sales growth rates of new products.

     - Delays and uncertainties in the FDA approval process and the approval processes in other countries, resulting in delays in product launches and lost market opportunity

     - Regulatory issues concerning compliance with current Good Manufacturing Practice (cGMP) regulations for pharmaceutical products that can lead to product recalls and seizures, interruption of production, delays in the approvals of new products pending resolution of the cGMP issues, fines and penalties, and other sanctions. In particular, see "Quality Assurance" for a discussion of certain cGMP issues.

     - Changes in inventory levels maintained by pharmaceutical wholesalers, which can cause reported sales for a particular period to differ significantly from underlying prescriber demand

     - Economic factors over which we have no control, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions in volatile areas such as Latin America


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     -    Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals, or declining sales

     - Legal factors, including unanticipated litigation of product liability or other liability claims, antitrust and pricing litigation, environmental matters, and patent disputes with competitors that could preclude commercialization of products or negatively affect the profitability of existing products

     - Changes in tax laws, including laws related to the remittance of foreign earnings or investments in foreign countries with favorable tax rates, and settlements of federal, state, and foreign tax audits

     - Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, the American Institute of Certified Public Accountants, and the Emerging Issues Task Force, which are adverse for us

     - Internal factors, such as changes in business strategies and the impact of restructurings, asset impairments, technology acquisition and disposition transactions, and business combinations.

We undertake no duty to update forward-looking statements.